Exhibit 99.1

Hawthorn Bancshares First Quarter Earnings

LEE’S SUMMIT, Mo. — May 14, 2010 — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended March 31.

Hawthorn Bank, which is the main operating subsidiary of Hawthorn Bancshares, reported earnings for the first 3 months of 2010 at $1.3 million. “Hawthorn Bank has always been a source of strength for Hawthorn Bancshares and management is pleased that our core operations continue to be profitable in such a challenging economic cycle.” said Chairman and CEO James E. Smith. The net income available to common shareholders of Hawthorn Bancshares was reduced by non-bank expenses and preferred dividends on stock issued to the U.S. Treasury under the Capital Purchase Program.

On a consolidated basis, Hawthorn Bancshares generated net income for the quarter of $0.5 million, down from $1.1 million for the first quarter of 2009. After deducting accrued dividends and accretion on preferred stock issued to the U.S. Treasury, consolidated operations were essentially breakeven with earnings per diluted common share at $0.00 for the three months ended March 31, 2010 compared to $0.13 per diluted share for the first quarter of 2009.

Operating Results
Net Interest Income
Net interest income for the quarter ended March 31, 2010 increased 8.2% to $10.3 million from $9.5 million for the same period in 2009. The increase is attributed to continued strengthening of the Company’s net interest margin which increased from 3.32% for the first quarter of 2009 to 3.61% for the first quarter of 2010.

Non-Interest Income and Expense
Non-interest income for the three months ended March 31, 2010 was $2.0 million compared to $2.8 million for the same period in 2009. The decline is primarily the result of decreased residential real estate refinancing activity which was spurred in 2009 by the low rate environment. Non-interest expense for the three months ended March 31, 2010 was $9.1 million compared to $9.0 million for first quarter 2009. The increase is largely attributed to a $0.3 million increase in expenses related to foreclosed assets.

Loan Loss Reserve
Hawthorn’s level of non-performing loans increased to 6.44% of total loans at March 31, 2010, up from 4.27% at year-end 2009. During the quarter, the Company recognized net charge-offs of $2.6 million compared to $1.3 million for the first quarter of 2009. As a result, the Company provided an additional $2.5 million to the allowance for loan losses for the first quarter of 2010, compared to $1.8 million for the same period in 2009. The total allowance for loan losses at March 31, 2010 was $14.7 million, or 1.50% of outstanding loans and 23.36% of non-performing loans as of March 31, 2010. At December 31, 2009, the total allowance for loan losses was $14.8 million, or 1.49% of outstanding loans and 34.94% of non-performing loans. Management believes based on detailed analysis of each nonperforming credit and the value of any associated collateral that the allowance for loan losses at March 31, 2010 is sufficient to cover probable losses in nonperforming loans.
In commenting on asset quality, Mr. Smith said, “The slow economic recovery continues to impact our customers. The $20.4 million increase in non-performing loans during the first quarter is centered in three commercial real estate credits which management is closely monitoring as they migrate through the Company’s foreclosure process. Management’s continued focus on problem loan resolution is evidenced by a $3.9 million increase from March 31, 2009 in the volume of foreclosed assets.”

Financial Condition
Comparing March 31, 2010 balances with December 31, 2009, total assets increased slightly from $1.2 billion to $1.3 billion. Loans, net of allowance for loan losses, decreased 1.8% to $959.5 million, while investment securities increased 4.0% to $159.0 million. Total deposits increased 3.5% to $989.8 million. During the same period, stockholders’ equity decreased 0.2% to $107.6 million or 8.5% of total assets due to common and preferred stock dividends totaling $0.9 million. At 16.68% and 11.20% of total assets, total risk based and leverage capital ratios far exceed regulatory requirements.

For the quarter, the annualized return on average common equity was 0.02% and the annualized return on average assets was 0.16% compared with 2.88% and 0.34%, respectively, for the same period in 2009.

[Tables follow]

FINANCIAL SUMMARY
(unaudited)

Balance sheet information:	March 31, 2010	December 31, 2009

Loans, net of allowance for loan losses	$959,529,417	$976,817,458
Investment securities	159,048,121	152,926,685
Total assets	1,260,410,845	1,236,470,554
Deposits	989,795,262	956,322,797
Common stockholders’ equity	79,067,135	79,406,515
Total stockholders’ equity	107,551,022	107,771,283
	Three Months	Three Months
Statement of income information:	Ended March 31, 2010	Ended March 31, 2009

Total interest income	14,873,021	$16,034,250
Total interest expense	4,561,987	6,503,793

Net interest income	10,311,034	9,530,457
Provision for loan losses	2,505,000	1,750,000
Noninterest income	2,005,456	2,764,768
Noninterest expense	9,130,746	8,994,732

Pre-tax income	680,744	1,550,493
Income taxes	186,976	493,862

Net income	493,768	1,056,631
Dividends & accretion on preferred stock issued to U.S. Treasury	488,902	493,104

Net income available to common shareholders	4,866	563,527

Earnings Per Common Share:
Basic:	$0.00	$0.13
Diluted:	$0.00	$0.13
Key financial ratios:	March 31, 2010	December 31, 2009

Return on average assets	0.16%	0.39%
Return on average common equity	0.02%	3.71%
Allowance for loan losses to total loans	1.50%	1.49%
Nonperforming loans to total loans	6.44%	4.27%
Nonperforming assets to loans and foreclosed assets	7.52%	5.08%
Allowance for loan losses to nonperforming loans	23.36%	34.94%

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Lee’s Summit, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in Lee’s Summit, Springfield, Branson, Independence, Raymore, Columbia, Clinton, Windsor, Collins, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:	Kathleen Bruegenhemke Senior Vice President, Investor Relations TEL: 573.761.6100 FAX: 573.761.6272 www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares’ or management’s intentions, hopes, beliefs, expectations, or predictions of the future include “forward-looking statements” within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the company’s quarterly and annual reports filed with the Securities and Exchange Commission.